Contact: Donald S. Hom
         President and Chief Executive Officer
         (973)-694-0330


                     LINCOLN PARK BANCORP ANNOUNCES DIVIDEND
--------------------------------------------------------------------------------

Lincoln Park, New Jersey, February 10, 2006 - Lincoln Park Bancorp (OTC Bulletin Board - LPBC), today announced that the Company has declared a special cash dividend of $0.05 per share of the Company's common stock. The dividend represents the first cash dividend paid by the Company since the completion of its stock offering in December 2004. The dividend will be payable to stockholders of record as of March 2, 2006, and will be paid on March 16, 2006.

The Company is the majority-owned subsidiary of Lincoln Park Bancorp, MHC, a federal mutual holding company, which owns 54.0% percent of the Company's outstanding shares. Lincoln Park Bancorp, MHC has filed a regulatory notice of its intention to waive the receipt of dividends paid on its shares of the Company. The level of the Company's dividend is based on the anticipated waiver of receipt of dividends by Lincoln Park Bancorp, MHC, and could be adjusted if regulatory non-objection to such waiver is not received.

Lincoln Park Bancorp is the parent corporation for Lincoln Park Savings Bank, a New Jersey chartered savings bank headquartered in Lincoln Park, New Jersey. The Bank's deposits are insured by the Federal Deposit Insurance Corporation.